Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of June 20, 2023 (this “Agreement”) between Virpax Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Vinay Shah (the “Executive”).

Background:

The parties desire to enter into this Agreement to provide for the employment of the Executive by the Company and for certain other matters in connection with such employment, all as set forth more fully in this Agreement. Certain capitalized terms used in this Agreement have the respective meanings given to them in Exhibit A hereto.

Terms:

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1. Position and Duties.

(a) Position and Duties. The Company agrees that the Executive shall be employed by the Company to serve as Chief Financial Officer of the Company. In the performance of his duties, the Executive shall report to the Chief Executive Officer of the Company and shall comply with the policies of and be subject to the reasonable direction of the Board of Directors (the “Board”) of the Company. The Executive agrees to be so employed by the Company and agrees to devote substantially all of his business time, attention, skill and efforts to perform services for the Company as its Chief Financial Officer and to faithfully and diligently discharge and fulfill his duties hereunder to the best of his abilities. The Executive shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which, even if non-interfering, may be inimical to or contrary to the best interests of the Company. The Executive shall perform his duties hereunder [primarily remotely]. In the performance of his duties, the Executive shall travel to such other places at such times as the needs of the Company may from time-to-time dictate or be desirable

2. Term. The Executive’s employment under this Agreement shall commence on the Commencement Date and shall end when terminated pursuant to Section 4.

3. Compensation.

(a) Base Salary. During the term of the Executive’s employment under this Agreement, the Executive shall be paid an annual salary at the rate of Three Hundred Twelve Thousand ($312,000) (the “Base Salary”), payable in accordance with the Company’s payroll practices and policies in effect from time to time and subject to applicable withholding of income taxes, social security taxes and other such other payroll deductions as are required by law or applicable employee benefit programs. The Board shall review the Executive’s Base Salary for annual increases, commencing with the Base Salary for the 2024 calendar year.

(b) Cash Bonus. With respect to each fiscal year of the Company during the continued full-time employment of the Executive hereunder, the Executive will be eligible to be considered for an annual performance bonus (the “Cash Bonus”) in an amount of up to 30% of the Executive’s Base Salary, provided, that the bonus for the year ended December 31, 2023 shall not be pro-rated and shall instead be calculated as if Executive provided services for the full year. The Cash Bonus, if any, will be awarded by the Board in its sole discretion based on the achievement of Company and personal performance metrics established by the Board on an annual basis, following consultation with the Executive. Any Cash Bonus awarded to the Executive hereunder will be payable in a single lump sum cash payment, less applicable taxes and withholdings, not later than two and one-half months after the end of the fiscal year to which it relates in accordance with the Company’s customary practices for annual bonus payments. The Cash Bonus is deemed “earned” thirty (30) days after the Board of Directors calculates the amount to be paid. Eligibility for the Cash Bonus is contingent on Executive’s continued employment with Company on the date the Cash Bonus is to be paid to Executive. Executive will not receive the Cash Bonus if Executive is not an employee of the Company when the Cash Bonus would otherwise be paid.

(c) Equity Incentives. The Executive shall be eligible to participate in equity incentive programs established by the Company from time to time in accordance with the terms of those programs.

(d) Vacation and Fringe Benefits. The Executive shall be entitled to participate in all vacation and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other senior management employees of the Company.

(e) Reimbursement of Other Expenses. The Company shall reimburse the Executive for the reasonable and necessary out-of-pocket business expenses incurred by the Executive for or on behalf of the Company in furtherance of the performance of the Executive’s duties hereunder in accordance with the Company’s policies as approved by the Board from time to time, subject in all cases to the Company’s requirements with respect to reporting and documentation of such expenses.

(f) Section 409A. If any reimbursement under this Section 3 is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) then (i) any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year; (ii) a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment; and (iii) a reimbursement shall be made no later than the end of the calendar year following the calendar year in which the Executive incurred the related expense.

4. Stock Options.

(a) In connection with the commencement of your employment and subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 100,000 shares of the Company’s Common Stock (the “Option”).

(b) The vesting schedule for the Option shall be as follows: 25% of the shares subject to the option will vest after 12 months of your continuous service, and the remaining 75% of the shares subject to the Option will vest in equal monthly installments over the next 36 months of your continuous service, until either your Option is fully vested or your employment ends, whichever occurs first, as described in the applicable Stock Option Agreement.

(c) The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2022 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement, including vesting provisions consistent with paragraph 4(b) above.

5. Termination.

(a) Death. The Executive’s employment with the Company shall automatically terminate effective as of the date of the Executive’s death, in which event the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Executive’s estate: (i) any portion of the Executive’s Base Salary for the period up to the Executive’s date of death that has been earned but remains unpaid; (ii) any expenses properly incurred but not yet reimbursed, including, without limitation, the reimbursements provided for in sub-sections (d) and (f) of Section 3; (iii) any benefits that have accrued to the Executive under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans (the payments in clauses (i) through (iii) collectively, the “Accrued Obligations”); and (iv) the Cash Bonus awarded pursuant to Section 3(b), if any, with respect to the fiscal year prior to the fiscal year of termination, to the extend unpaid (the “Earned Bonus”). The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. The Earned Bonus, if any, will be paid when it would have been paid had Executive remained employed with the Company.

(b) Disability. The Company may terminate the employment of the Executive immediately upon written notice to the Executive in the event of the Disability of the Executive, in which event the Company shall not have any further obligation or liability under this Agreement except for the Accrued Obligations and the Earned Bonus. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. The Earned Bonus, if any, will be paid when it would have been paid had Executive remained employed with the Company.

(c) Termination of the Executive’s Employment for Cause. The Company may terminate the employment of the Executive for Cause immediately upon providing written notice of such termination to the Executive. If the Executive’s employment with the Company is terminated by the Company for Cause, the Company shall not have any further obligation or liability under this Agreement except for the Accrued Obligations. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment.

(d) Other Termination by the Company. The Company may terminate the employment of the Executive for any reason other than one specified in Section 4(b) or Section 4(c) immediately upon written notice of termination to the Executive. If the Executive’s employment with the Company is terminated by the Company on or after [September 30, 2023] for any reason other than one specified in Section 4(b) or Section 4(c), in addition to the Accrued Obligations, and subject to the execution by the Executive of a release in the form of Exhibit B hereto (the “Release”) and the compliance by the Executive with the Release and all terms and provisions of this Agreement and the Executive Confidentiality Agreement (as defined in Section 5) that survive the termination of the Executive’s employment by the Company: (i) the Executive shall be entitled to receive severance payments in an amount equal to the Base Salary for the Severance Period, payable in accordance with the Company’s payroll practices and policies then in effect (except as provided below regarding the commencement of payments); (ii) the Executive shall be entitled to receive monthly reimbursement (upon presentation of proof of payment) for the medical insurance premiums under the Company’s group insurance plan (for the Executive and his eligible dependents at the same level as was in effect on the termination date until the earlier of (1) the end of the Severance Period or (2) the date the Executive becomes eligible for medical benefits through another employer; (iii) if vesting shall not have accelerated under the equity awards then held by Executive, including, but not limited to, the Option, then the Company will accelerate the vesting of the number of shares subject to options that would have vested in the twelve (12) month period after Executive’s separation, such that, effective as immediately prior to the separation date, Executive will be considered to have vested in all options granted to him through, and no later than twelve (12) months following the date of the separation; and (iv) effective as immediately prior to the separation date, the Company shall extend the period of time for Executive to exercise any vested shares subject to options until the earlier of (i) the expiration date of the applicable option, or (ii) twelve (12) months after Executive’s separation date. Any payments due pursuant to Section 4(d), other than the Accrued Obligations, shall commence as soon as administratively feasible within 60 days after the date of the Executive’s termination of employment provided the Executive has timely executed and returned the Release and, if a revocation period is applicable, the Executive has not revoked the Release; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments shall begin to be paid in the second calendar year. The Accrued Obligations will be paid on the first payroll date following last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. If the Executive’s employment with the Company is terminated by the Company pursuant to this Section 4(d), the Company shall not have any further obligation or liability under this Agreement except for the payments specified in clauses (i) and (ii) of this Section 4(d) and payment of the Accrued Obligations.

(e) Termination by the Executive for Good Reason. The Executive may terminate his employment with the Company for Good Reason immediately upon providing written notice of such termination to the Company. If the Executive shall terminate the Executive’s employment with the Company for Good Reason, the Executive shall be entitled to receive the same payments and benefits on the same terms and conditions as would be applicable upon a termination of the Executive’s employment by the Company as provided in Section 4(d) and subject to the satisfaction of the other provisions of such Section 4(d) and this Section 4(e). If the Executive’s employment with the Company is terminated by the Executive for Good Reason pursuant to this Section 4(e), the Company shall not have any further obligation or liability under this Agreement except for the payments specified in clauses (i) and (ii) and vesting and exercise of options in clauses (iii) and (iv) of Section 4(d) and payment of the Accrued Obligations. The Executive may not terminate his employment with the Company for Good Reason pursuant to this Section 4(e), and shall not be considered to have done so for any purpose of this Agreement, unless (I) the Executive, within 60 days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that the Executive believes to constitute “Good Reason” and identifies the particular clause of this Section 4(e) that the Executive contends is applicable to such act or failure to act; (II) the Company, within 30 days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by the Executive of the Executive’s employment relationship with the Company; and (III) the Executive actually resigns from the employ of the Company on or before that date that is 12 calendar months after the initial existence of the act or failure to act by the Company that constitutes “Good Reason.” If the requirements of the immediately preceding sentence are not fully satisfied on a timely basis, then the resignation by the Executive from the employ of the Company shall not be deemed to have been for “Good Reason,” the Executive shall not be entitled to any of the benefits to which the Executive would have been entitled if the Executive had resigned from the employ of the Company for “Good Reason,” and the Company shall not be required to pay any amount or provide any benefit that would otherwise have been due to the Executive under this Section 4(e) had the Executive resigned with “Good Reason.”

(f) Change in Control.

(i) Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Obligations and subject to the Executive’s compliance with Section 6 and Section 6 of this Agreement and the Executive’s execution of the Release (as defined above) which becomes effective within 60 days following the termination date, the Executive shall be entitled to receive the following:

(1) a lump sum payment equal to two (2) times the sum of the Executive’s Base Salary for the year in which the termination date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which will be paid no later than March 15 of the year following the termination date;

(2) a lump sum payment equal to two (2) times the sum of the Executive’s Cash Bonus for the calendar year in which the termination date occurs (or if greater, the year in which the Change in Control occurs), which will be paid no later than March 15 of the year following the termination date;

(3) accelerated vesting of any award granted to the Executive under the Virpax Pharmaceuticals, Inc. 2022 Equity Incentive Plan (“Plan”) in accordance with section 15.1(b) of the Plan, and as approved by the compensation committee of the Board pursuant to the execution of this Agreement.

(ii) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(1) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(2) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 50% or more of the total voting power of the Company’s stock; or

(3) the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A. For the avoidance of doubt, if Executive is entitled to benefits under this Section 5(f), Executive will not be eligible for the benefits set forth in Sections 5(d) or 5(e).

(g) Other Termination by the Executive. The Executive may terminate the Executive’s employment for any reason other than one specified in Section 4(e) upon 30 days’ prior written notice of termination to the Company. In the event the Executive shall terminate the Executive’s employment pursuant to this Section 4(g), the Company shall not have any further obligation or liability under this Agreement, except for the Accrued Obligations, which shall be paid on the first payroll date following last date of employment to the extent administratively feasible and if not, then on the second payroll date following the last date of employment. The Company shall not have the right following Executive’s provision of notice to terminate the Executive’s employment prior to the end of the notice period unless the Company pays the Executive for the full notice period.

(h) Base Salary Continuation. The Base Salary continuation set forth in Sections 4(d) and (e) above shall be intended either (i) to satisfy the safe harbor set forth in the Treas. Regs. 1.409A-1(b)(9)(iii), or (ii) be treated as a Short-term Deferral as that term is defined Treas. Regs. 1.409A-1(b)(4). To the extent such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-term Deferral, the excess amount shall be treated as deferred compensation under Code section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company’s usual practice for its senior executives. Solely for purposes of Code section 409A, each installment payment is considered a separate payment. Notwithstanding any provision in this Agreement to the contrary, in the event that the Executive is a “specified employee” as defined in Code section 409A, any continuation payment, continuation benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of the Executive’s termination of employment or before the date of the Executive’s death, if earlier.

(i) Parachute Provisions. In the event a Change of Control occurs, the Company will engage an independent accounting firm (the “Accounting Firm”) at its expense to determine whether the Executive received, is entitled to receive or will become entitled to receive any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) (the “Total Payments”), and whether the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code. If the Total Payments will be subject to the Excise Tax, at the Executive’s election, (i) the Company shall use reasonable efforts to obtain the approval of Company’s stockholders in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G such that the Excise Tax shall not apply to any portion of the Total Payments, or (ii) the aggregate present value of the Total Payments shall be reduced (but not below $1) if reducing the Total Payments will provide the Executive with a greater net after-tax amount than would be the case if no reduction was made. Any reduction shall be done in accordance with Section 409A of the Code.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

7. Confidentiality and Restrictive Covenants. Concurrently with the execution hereof, and as a condition of employment, the Executive shall execute and deliver an Employee Confidential Disclosure, Invention Assignment, Non-Competition, Non-Solicitation and Non-Interference Agreement (the “Executive Confidentiality Agreement”).

8. No Conflicts. The Executive represents and warrants that the Executive is not party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, in conflict with this Agreement or which would in any way restrict or prohibit the Executive from undertaking or performing services for the Company or otherwise from entering into or performing this Agreement or the Invention Assignment Agreement.

9. Full Agreement. This Agreement (including the Exhibits hereto) and the Executive Confidentiality Agreement, constitute the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both parties; provided that neither this Agreement nor the Executive Confidentiality Agreement shall not supersede any prior confidentiality, nondisclosure or invention assignment agreements executed by the Executive in favor of the Company. The parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

10. Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

11. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

12. Construction. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

13. Assignment.

(a) By the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement may be assigned by the Company without the consent of the Executive.

(b) By the Executive. This Agreement and the obligations created hereunder may not be assigned by the Executive, but all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s heirs, devisees, legatees, executors, administrators and personal representatives. Any attempted assignment in violation of this Section 13(b) shall be null and void.

14. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

If to the Company:

Virpax Pharmaceuticals, Inc.

1055 Westlakes Drive, Suite 300

Berwyn, PA 19312

Attention: General Counsel

If to the Executive:

Vinay Shah

####

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

15. Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or such party’s duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

16. Survival of Covenants. The provisions of Section 4 through this Section 16 shall survive the termination of the Executive’s employment shall continue in effect thereafter.

17. Counterparts; Facsimile or Electronic Transmission. This Agreement may be executed by the parties on separate counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement. A facsimile or electronic transmission of a scanned copy of a signed counterpart signature page hereto shall be deemed to be an originally executed copy for purposes of this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

VIRPAX PHARMACEUTICALS, INC.

By:	/s/ Anthony P. Mack
Anthony P. Mack, Chairman & CEO

/s/ Vinay K. Shah
Vinay K. Shah

Signature Page to Employment Agreement

EXHIBIT A

Certain Definitions

The following terms have the meaning set forth below wherever they are used in this Agreement:

“Cause” for the Company (or a successor, if appropriate) to terminate the Executive’s employment will exist upon the occurrence of any of the following events: (i) the Executive’s continued failure to substantially perform the Executive’s duties and obligations to the Company, including but not limited to any material breach of this Agreement or any material violation of the Company’s written policies or rules, and failure to cure the same within ten business days after being notified by the Board; (ii) the Executive’s having committed willful fraud or willful misconduct, in any such case which is materially injurious to the Company; (iii) the Executive’s having been convicted of a felony involving moral turpitude that results in material harm to the standing or reputation of the Company; or (iv) the Executive’s material breach of the terms of the Invention Assignment Agreement.

“Change of Control” means (i) any merger or consolidation in which voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the person holding those securities immediately prior to such transaction and the composition of the Board following such transaction is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the transaction; or (ii) any acquisition, directly or indirectly, by a person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities; provided, however, that, no Change of Control shall be deemed to occur by reason of the acquisition of shares of the Company’s capital stock by an investor or group of investors in the Company in a capital-raising transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” means June 20, 2023.

“Competitive Business” means the commercialization, manufacturing, marketing, distribution, licensing and/or sale of devices, systems, methodologies or technologies for the delivery, transmission or administration of one or more drugs or other substances used for the prevention and/or treatment of pain, or any other technology, product or service being developed, manufactured, marketed, distributed, offered, sold or planned in writing by the Company.

“Disability” means an illness, incapacity or a mental or physical condition that renders the Executive unable or incompetent, with or without a reasonable accommodation, to carry out the job responsibilities that the Executive held or the tasks that the Executive was assigned at the time the disability commenced for a period of 90 consecutive days, or 180 non-consecutive days in any rolling 12-month period.

“Good Reason” for the Executive to resign from the employ of the Company will exist upon the occurrence of any of the following events, subject to compliance with the other provisions of Section 4(e): (a) a reduction in the Base Salary, as then in effect; (b) a material reduction of the Executive’s authority, position, responsibilities or duties unless such reduction is part of a Company-wide reduction in compensation and/or benefits for all of its senior executives, and except that, following a Change of Control, a reduction in authority, position, responsibilities or duties solely by virtue of the Company being acquired and becoming part of a larger entity or operated as a subsidiary or division of a larger company shall not constitute Good Reason; or (c) the Company’s material breach of this Agreement;.

“Severance Period” shall mean a period of twelve months after the effective date of the termination of the Executive’s employment.

A-1

EXHIBIT B

Release of Claims

1. Termination of Employment. Vinay Shah (“Executive”) hereby agrees and recognizes that, as of __________, 202_, Executive’s employment relationship with Virpax Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be permanently and irrevocably severed.

2. Release of Claims. In consideration of the payments and benefits described in Section 4(d) and Section 4(e) of the employment agreement (the “Employment Agreement”), effective October 11, 2016, by and between Executive and the Company, to which Executive agrees Executive is not entitled until and unless Executive executes and does not revoke this Release, Executive, for and on behalf of himself and his heirs, executors, administrators and assigns, hereby waives and releases any and all complaints, claims, suits, controversies, and actions, whether known or unknown, suspected or claimed, which Executive, or any of the Executive’s heirs, executors, administrators or assigns ever had, now has or may have against the Company and/or its respective predecessors, successors, past or present parents or subsidiaries, affiliates, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ past or present stockholders, insurers, assigns, trustees, directors, officers, limited and general partners, managers, joint venturers, members, employees or agents in their respective capacities as such (collectively with the Entities, the “Releasees”) by reason of circumstances, acts or omissions which have occurred on or prior to the date that this Release becomes effective, including, without limitation, (a) any complaint, charge or cause of action arising under (i) federal, state or local laws pertaining to employment or termination of employment, including the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Family and Medical Leave Act of 1993, as amended, the Worker Adjustment Retraining and Notification Act, as amended, the Executive Retirement Income Security Act of 1974, as amended, any applicable Executive Order Programs, the Fair Labor Standards Act, or their state or local counterparts (including, but not limited to, the Pennsylvania Human Relations Act), the Fair Employment and Housing Act, The California Family Rights Act, the California Labor Code, the California Military and Veterans Code, the California Government Code, the California Business and Professions Code; (ii) any other federal, state or local civil or human rights law; (iii) any other local, state, or federal law, regulation or ordinance; (iv) any public policy, contract and/or quasi-contract or tort (including, but not limited to, claims of breach of the Employment Agreement, an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress); (v) common law; or (vi) any policies, practices or procedures of the Company; or (b) any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (the “Released Claims”). By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws. Notwithstanding the foregoing, Executive does not release, discharge or waive: any rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which any such subsidiary or affiliate is a domiciliary, the Employment Agreement or any indemnification agreement between Executive and the Company; any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; any rights he may have in his capacity as a stockholder of the Company; any rights he may have to enforce the vested terms of any equity or other incentive agreement previously provided to him; any rights he may have to severance benefits and payment of Accrued Obligations under the Employment Agreement (the “Excluded Claims”). The Executive acknowledges that he has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by this Section 2.

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3. Proceedings. Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, if any, or assigned to any other person the right to bring any such complaint, charge, claim, or proceeding, relating to the Released Claims against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive (i) acknowledges that he will not initiate or cause to be initiated on her behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”). Further, Executive understands that, by executing this Release, he will be limiting the availability of certain remedies that she may have against the Releasees and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 2 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against any Releasee before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 2 of this Release (but no other portion of such waiver), (ii) initiating or participating in an investigation or proceeding conducted by the EEOC or (iii) reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”), the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended; or (iv) receiving a monetary award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended. The Executive acknowledges and agrees that the Executive’s separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

4. Time to Consider. Executive acknowledges that he has been advised that he has [twenty-one (21)]/[forty-five (45)]1 days from the date of receipt of this Release to consider all the provisions of this Release and, further, that if Executive signs this Release prior to the expiration of such [twenty-one (21)]/[forty-five (45)] day period, he does hereby knowingly and voluntarily waive said given [twenty-one (21)]/[forty-five (45)] day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 2 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY. [EXECUTIVE ALSO ACKNOWLEDGES THAT HE HAS RECEIVED ALL INFORMATION REQUIRED TO BE DISCLOSED IN CONNECTION WITH AN EXIT INCENTIVE OR OTHER EMPLOYMENT TERMINATION PROGRAM.]

[1]	NTD: To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

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5. Revocation. Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 4(d) or Section 4(e) of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight-(8) day period, consistent with the terms of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, no action or forbearance of action will be required of the Company under any section of this Release, and Executive shall not be entitled to receive any portion of the severance compensation and benefits which are conditioned on the delivery of this Release.

6. No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

7. Confidentiality. Executive agrees that Executive will not communicate or disclose the terms of this Release to any persons with the exception of members of Executive’s immediate family and Executive’s attorney and financial advisor, or as permitted by Section 3 above.

8. Return of Company Property. Executive represents that all equipment and other property of the Company, including any documents and files, whether electronically stored or maintained in hard copy, have been returned to the Company, and that Executive has not retained any copies of the same.

9. Non-Disparagement. Executive will not disparage, by using false or misleading information, any Releasee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Releasee. The Company’s directors, officers and senior executives shall not disparage or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Executive.

10. Post-Employment Obligations. Executive reaffirms that he will comply with all of his post-employment obligations as set forth in Section 5 of the Employment Agreement.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied, except for Section 5 of the Employment Agreement, which survives the termination of Executive’s employment and is incorporated herein by reference, and except for any agreements with respect to Executive’s options to acquire Common Stock of the Company. This Agreement may not be modified or amended other than by an agreement in writing signed by an officer of the Company.

12. Acknowledgement. Executive acknowledges and agrees that, subsequent to the termination of Executive’s employment, Executive shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. Executive also acknowledges and agrees that Executive has been paid for all time worked and has received all other compensation owed to him.

13. Assignment. This Agreement shall be binding upon and be for the benefit of the parties as well as Executive’s heirs and the Company’s successors and assigns.

14. General Provisions. A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

15. Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of California without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite his signature below

Date	Vinay Shah

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